Exhibit 99.1
Permian Basin Royalty Trust
PERMIAN BASIN ROYALTY TRUST
ANNOUNCES APRIL CASH DISTRIBUTION AND 2010 RESERVE QUANTITIES
     DALLAS, Texas, April 20, 2010 – Permian Basin Royalty Trust (NYSE: PBT) (“Permian”), today declared a cash distribution to the holders of its units of beneficial interest of $.120920 per unit, payable on May 14, 2010, to unit holders of record on April 30, 2010. Permian’s cash distribution history, current and prior year financial reports and tax information booklets, a link to filings made with the Securities and Exchange Commission and more can be found on its website at http://www.pbt-permianbasintrust.com.
     This month’s distribution decreased slightly from the previous month due primarily to a slight decline in production for the short month of February and a slight decline in prices for both oil and gas. The worldwide market conditions continue to affect the pricing for domestic production. It is difficult to predict what effect these conditions will have on future distributions.
     Production for Waddell Ranch and the Texas Royalty Properties combined for oil and gas respectively was 54,779 bbls and 250,664 Mcf. The average price for oil was $72.43 per bbl and for gas was $7.85 per Mcf. Capital expenditures were approximately $44,050. The numbers provided reflect what was net to the Trust.

	Net to Trust Sales
	Volumes		Average Price
			Oil	Gas
	Oil (bbls)	Gas (Mcf)	(per bbl)	(per Mcf)
Current Month	54,779	250,664	$72.43	$7.85
Prior Month	57,228	261,102	$73.23	$8.13
     Permian Basin Royalty Trust, as it does after the end of each year, had a year-end Reserve Report prepared in accordance with the Securities and Exchange Commission’s requirements. This report provides an evaluation of the estimated asset value as of December 31 of each year, which can be used to estimate the remaining life of the Trust.
     The estimated net proved reserves, as of January 1, 2010, attributable to the Trust from the properties appraised are approximately 5.5 million barrels of oil and 18.4 billion cubic feet of gas with a future net value of approximately $378,811,000 with a discounted value of $211,207,000.
     With the estimated quantities of this year’s reserve estimate of 5.5 million barrels of oil and 18.4 billion cubic feet of gas remaining, it could be estimated that the Trust still has a life span of 9 to 10 years. The report is an exhibit to the Trust’s Annual Report on Form 10-K that was filed on March 1, 2010 and is available to all unitholders at this time on the SEC website.
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Contact:	Ron E. Hooper
Senior Vice President
U.S. Trust, Bank of America Private Wealth Management
Toll Free – 877 .228.5085